As filed with the Securities and Exchange Commission on April 20, 2020

Registration No. 333-233911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vivint Smart Home, Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-1380306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4931 North 300 West

Provo, Utah 84604

(801) 377-9111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan

(Full Title of the Plan)

Shawn J. Lindquist

Chief Legal Officer

Vivint Smart Home, Inc.

4931 North 300 West

Provo, Utah 84604

(801) 377-9111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:

Igor Fert

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Class A Common Stock, par value $0.0001 per share	12,392,953 (4)	N/A	N/A	N/A

(1)

This Post-Effective Amendment No. 4 to Form S-4 on Form S-8 (this “Amendment”) to Vivint Smart Home, Inc.’s (the “Registrant”) Registration Statement on Form S-4 (File No. 333-233911) filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2019, as amended by Amendment No. 1 filed with the Commission on October 29, 2019, Amendment No. 2 filed with the Commission on November 18, 2019, Amendment No. 3 filed with the Commission on November 25, 2019, Amendment No. 4 filed with the Commission on November 27, 2019, Amendment No. 5 filed with the Commission on December 2, 2019, Post- Effective Amendment No. 1 filed with the Commission on December 19, 2019, Post- Effective Amendment No. 2 filed with the Commission on December 23, 2019 and Post-Effective Amendment No. 3 filed with the Commission on March 24, 2020 (the “Form S-4” and, together with this Amendment, the “Registration Statement”), relates to the Class A common stock ( the “Common Stock”), $0.0001 par value per share of the Registrant. On January 17, 2020 (the “Closing Date”), the Registrant, consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated September 15, 2019, by and among the Registrant, Maiden Merger Sub, Inc., a subsidiary of the Registrant (“Merger Sub”), and Legacy Vivint Smart Home, Inc. (f/k/a Vivint Smart Home, Inc.) (“Legacy Vivint Smart Home”), as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment” and as amended, the “Merger Agreement”), dated as of December 18, 2019, by and among the Registrant, Maiden Sub and Legacy Vivint Smart Home. Pursuant to the terms of the Merger Agreement, a business combination between the Registrant and Legacy Vivint Smart Home was effected through the merger of Merger Sub with and into Legacy Vivint Smart Home, with Legacy Vivint Smart Home surviving as the surviving company (the “Merger”). As of the effective time of the Merger (the “Effective Time”), each Company Group RSU (as defined in the Merger Agreement), to the extent then outstanding and unsettled, without any action on the part of the holder thereof, was automatically cancelled and converted into a restricted stock unit of the Registrant entitling the holder thereof to receive upon settlement a number of shares of Common Stock equal to the product of (x) the number of shares of Vivint Group, Inc. (“VGI”) common stock subject to such Company Group RSU as of immediately prior to the Effective Time, multiplied by (y) 0.0864152412 (the “VGI exchange ratio”), rounded down to the nearest whole number of shares of Common Stock (after such conversion, “Rollover RSUs”). As of the Effective Time, each Company Group SAR (as defined in the Merger Agreement) to the extent then outstanding and unexercised, without any action on the part of the holder thereof, was automatically cancelled and converted into a stock appreciation right of the Registrant with respect to a number of shares of Common Stock equal to the product of (x) the number of shares of VGI common stock subject to such Company Group SAR as of immediately prior to the Effective Time, multiplied by (y) the VGI exchange ratio, rounded down to the nearest whole number of shares of Common Stock, with a strike price per share of Common Stock equal to the quotient obtained by dividing (i) the per share strike price of such Company Group SAR as of immediately prior to the Effective Time by (ii) the VGI exchange ratio, rounded up to the nearest whole cent (after such conversion, “Rollover SARs”). As of the Effective Time, the Registrant assumed the Company Group LTIP Plans (as defined in the Merger Agreement), including any liabilities and obligations associated therewith and amended the Company Group LTIP Plans such that awards under the Company Group LTIP Plans will be settled in a number of shares of Common Stock with a fair market value equal to a number of hypothetical Rollover SARs with respect to (a) the number of shares of VGI common stock subject to the hypothetical Company Group SARs underlying such Company Group LTIP Plan as of immediately prior to the Effective Time, multiplied by (b) the VGI exchange ratio, rounded down to the nearest whole number of shares of Common Stock, with a strike price per share of Common Stock equal to the quotient obtained by dividing (x) the per share strike price of such hypothetical Company Group SARs as of immediately prior to the Effective Time by (y) the VGI exchange ratio, rounded up to the nearest whole cent (such assumed and amended plans, the “Rollover LTIP Plans”) as if the consummation of the Merger constituted an event similar to a “Public Offering” for purposes of the Company Group LTIP Plans. As of the Effective Time, each share of Company Restricted Stock (as defined in the Merger Agreement) was automatically, without any action on the part of the holder thereof, cancelled and converted into a number of shares of Common Stock equal to the VGI exchange ratio, rounded to the nearest whole share of Common Stock (after such conversion, “Rollover Restricted Stock” and together with the Rollover RSUs, the Rollover SARs and the hypothetical Rollover SARs under the Rollover LTIP Plans, the “Rollover Equity Awards”). The Rollover Equity Awards are subject to the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan, effective as of January 17, 2020 (as amended, the “Plan”) and to the same terms and conditions, including, without limitation, any vesting conditions (as modified pursuant to the terms of the Merger Agreement), as had applied to the corresponding Company Group Equity Award (as defined in the Merger Agreement) as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Merger, subject to such adjustments as reasonably determined by the Registrant’s board of directors to be necessary or appropriate to give effect to the conversion or the Merger. Holders of outstanding Rollover Equity Awards have the contingent right to receive earnout shares if, from the consummation of the Merger until the fifth anniversary thereof, the volume-weighted average price of Common Stock exceeds certain thresholds. The shares reserved for issuance in connection with the Rollover Equity Awards were previously registered on the Form S-4, but will now be subject to issuance pursuant to this Amendment.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Common Stock.

(3)

All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Form S-4, to which this is Post-Effective Amendment No. 4. Accordingly, no additional filing fee is required. See “Explanatory Note.”

(4)

Includes 9,735,701 shares previously registered pursuant to the Post-Effective Amendment No. 3 on Form S-8 to the Form S-4 filed with the Commission on March 24, 2020 (the “Post-Effective Amendment No. 3”) and 2,657,252 additional shares that were inadvertently omitted from the Post-Effective Amendment No. 3.

EXPLANATORY NOTE

Vivint Smart Home, Inc., a Delaware corporation (formerly named Mosaic Acquisition Corp.) (the “Registrant”) hereby amends the Registration Statement on Form S-4 (File No. 333-233911) filed with the Securities and Exchange Commission (the “Commission”) on September 24, 2019, as amended by Amendment No. 1 filed with the Commission on October 29, 2019, Amendment No. 2 filed with the Commission on November 18, 2019, Amendment No. 3 filed with the Commission on November 25, 2019, Amendment No. 4 filed with the Commission on November 27, 2019, Amendment No. 5 filed with the Commission on December 2, 2019, Post- Effective Amendment No. 1 filed with the Commission on December 19, 2019, Post- Effective Amendment No. 2 filed with the Commission on December 23, 2019 and Post-Effective Amendment No. 3 filed with the Commission on March 24, 2020 (the “Form S-4” and, together with this Amendment, the “Registration Statement”), which the Commission declared effective on December 23, 2019, by filing this Amendment.

On January 17, 2020 (the “Closing Date”), the Registrant consummated the previously announced merger pursuant to that certain Agreement and Plan of Merger, dated September 15, 2019, by and among the Registrant, Maiden Merger Sub, Inc., a subsidiary of the Registrant (“Merger Sub”), and Legacy Vivint Smart Home, Inc. (f/k/a Vivint Smart Home, Inc.) (“Legacy Vivint Smart Home”), as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “Amendment” and as amended, the “Merger Agreement”), dated as of December 18, 2019, by and among the Registrant, Maiden Sub and Legacy Vivint Smart Home.

Pursuant to the terms of the Merger Agreement, a business combination between the Registrant and Legacy Vivint Smart Home was effected through the merger of Merger Sub with and into Legacy Vivint Smart Home, with Legacy Vivint Smart Home surviving as the surviving company (the “Merger”). As of the effective time of the Merger (the “Effective Time”), each Company Group RSU (as defined in the Merger Agreement), to the extent then outstanding and unsettled, without any action on the part of the holder thereof, was automatically cancelled and converted into a restricted stock unit of the Registrant entitling the holder thereof to receive upon settlement a number of shares of Common Stock equal to the product of (x) the number of shares of Vivint Group, Inc. (“VGI”) common stock subject to such Company Group RSU as of immediately prior to the Effective Time, multiplied by (y) 0.0864152412 (the “VGI exchange ratio”), rounded down to the nearest whole number of shares of Common Stock (after such conversion, “Rollover RSUs”). As of the Effective Time, each Company Group SAR (as defined in the Merger Agreement) to the extent then outstanding and unexercised, without any action on the part of the holder thereof, was automatically cancelled and converted into a stock appreciation right of the Registrant with respect to a number of shares of Common Stock equal to the product of (x) the number of shares of VGI common stock subject to such Company Group SAR as of immediately prior to the Effective Time, multiplied by (y) the VGI exchange ratio, rounded down to the nearest whole number of shares of Common Stock, with a strike price per share of Common Stock equal to the quotient obtained by dividing (i) the per share strike price of such Company Group SAR as of immediately prior to the Effective Time by (ii) the VGI exchange ratio, rounded up to the nearest whole cent (after such conversion, “Rollover SARs”). As of the Effective Time, the Registrant assumed the Company Group LTIP Plans (as defined in the Merger Agreement), including any liabilities and obligations associated therewith and amended the Company Group LTIP Plans such that awards under the Company Group LTIP Plans will be settled in a number of shares of Common Stock with a fair market value equal to a number of hypothetical Rollover SARs with respect to (a) the number of shares of VGI common stock subject to the hypothetical Company Group SARs underlying such Company Group LTIP Plan as of immediately prior to the Effective Time, multiplied by (b) the VGI exchange ratio, rounded down to the nearest whole number of shares of Common Stock, with a strike price per share of Common Stock equal to the quotient obtained by dividing (x) the per share strike price of such hypothetical Company Group SARs as of immediately prior to the Effective Time by (y) the VGI exchange ratio, rounded up to the nearest whole cent (such assumed and amended plans, the “Rollover LTIP Plans”) as if the consummation of the Merger constituted an event similar to a “Public Offering” for purposes of the Company Group LTIP Plans. As of the Effective Time, each share of Company Restricted Stock (as defined in the Merger Agreement) was automatically, without any action on the part of the holder thereof, cancelled and converted into a number of shares of Common Stock equal to the VGI exchange ratio, rounded to the nearest whole share of Common Stock (after such conversion, “Rollover Restricted Stock” and together with the Rollover RSUs, the Rollover SARs and the hypothetical Rollover SARs under the Rollover LTIP Plans, the “Rollover Equity Awards”). The Rollover Equity Awards are subject to the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Plan”) and to the same terms and conditions, including, without limitation, any vesting conditions (as modified pursuant to the terms of the Merger Agreement), as had applied to the corresponding Company Group Equity Award (as defined in the Merger Agreement) as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Merger, subject to such adjustments as reasonably determined by the Registrant’s board of directors to be necessary or appropriate to give effect to the conversion or the Merger. Holders of outstanding Rollover Equity Awards have the contingent right to receive earnout shares if, from the consummation of the Merger until the fifth anniversary thereof, the volume-weighted average price of Common Stock exceeds certain thresholds. The shares reserved for issuance in connection with the Rollover Equity Awards were previously registered on the Form S-4, but will now be subject to issuance pursuant to this Amendment.

The Registrant hereby amends the Form S-4 by filing this Amendment to reflect additional shares issuable upon the vesting, settlement and/or exercise of the Rollover Equity Awards pursuant to the terms of the Plan that were inadvertently omitted from Post-Effective Amendment No. 3. All such shares were previously registered on the Form S-4, but will be subject to issuance pursuant to this Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Commission on March 13, 2020;

(b)

The Registrant’s Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the Commission on January 16, 2020, January   24, 2020 (except with respect to the information furnished pursuant to Item 7.01 in the first Current Report on Form 8-K filed on such date), January  27, 2020, February  19, 2020, March  3, 2020 (except with respect to the information furnished pursuant to Item 7.01 thereof), March  13, 2020 and March 27, 2020; and

(c)

The description of shares of Common Stock contained in the Registration Statement on Form 8-A filed on October 17, 2017, including any amendments or reports filed for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s certificate of incorporation and bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to provide contractual indemnification in addition to the indemnification provided in its certificate of incorporation. Each indemnification agreement provides for indemnification and advancements by the Registrant of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Registrant or, at the Registrant’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law. The Registrant believes that these provisions and agreements are necessary to attract qualified directors.

The Registrant also maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s certificate of incorporation and bylaws or otherwise as a matter of law.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of September 15, 2019 by and among Vivint Smart Home, Inc., Mosaic Acquisition Corp. and Maiden Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 filed with the Registrant’s Current Report on Form 8-K filed by the Registrant on September 16, 2019).

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 18, 2019, by and among Vivint Smart Home, Inc., Mosaic Acquisition Corp. and Maiden Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 filed with the Registrant’s Current Report on Form 8-K filed by the Registrant on December 19, 2019).

4.1	Amended and Restated Certificate of Incorporation of Vivint Smart Home, Inc., dated as of January 17, 2020 (incorporated by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K/A filed by the Registrant on January 27, 2020).

4.2	Certificate of Amendment to Certificate of Incorporation of Vivint Smart Home, Inc., dated as of January 17, 2020 (incorporated by reference to Exhibit 3.2 filed with the Registrant’s Current Report on Form 8-K/A filed by the Registrant on January 27, 2020).

4.3	Amended and Restated Bylaws of Vivint Smart Home, Inc., dated as of January 17, 2020 (incorporated by reference to Exhibit 3.3 filed with the Registrant’s Current Report on Form 8-K/A filed by the Registrant on January 27, 2020).

4.4	Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Post-Effective Amendment No. 3 to on Form S-8 to the Form S-4 filed by the Registrant on March 24, 2020)

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP*

23.1	Consent of WithumSmith+Brown, PC

Exhibit No.	Document

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibit 5.1)*

24.1	Power of Attorney**

*	Previously filed as an exhibit to Amendment No. 1, filed on October 29, 2019, to the Registrant’s original Registrant Statement on Form S-4, to which this is an amendment.

**	Previously filed as an exhibit to Post-Effective Amendment No. 3 on Form S-8, filed on March 24, 2019, to the Registrant’s original Registration Statement on Form S-4.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by this Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 4 to Form S-4 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Floyds Knobs, State of Indiana on this 20th day of April, 2020.

VIVINT SMART HOME, INC.

By:	/s/ Dale R. Gerard
Name:	Dale R. Gerard
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 4 to Form S-4 on Form S-8 has been signed by the following persons in the capacities indicated below on April 20, 2020.

/s/ Todd R. Pedersen	/s/ Dale R. Gerard
Todd R. Pedersen	Dale R. Gerard
Chief Executive Officer and Director	Chief Financial Officer
(Principal Executive Officer)	(Principal Financial Officer)

/s/ Patrick E. Kelliher	*
Patrick E. Kelliher	David F. D’Alessandro
(Principal Accounting Officer)	Director

*	*
Paul S. Galant	Bruce McEvoy
Director	Director

*	*
Jay D. Pauley	Joseph S. Tibbetts, Jr.
Director	Director

*
Peter F. Wallace
Director

*By:
/s/ Dale R. Gerard
Dale R. Gerard
Chief Financial Officer
(As attorney in fact pursuant to a power of attorney already filed)